Exhibit 5.1


                      OPINION OF MCDERMOTT WILL & EMERY LLP

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139


         Re:  Registration Statement on Form S-8
              ----------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 29, 2006 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,701,546 shares of your common stock, par value $0.001 per share (the "Shares") all of which are to be issued pursuant to the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan (the "Plan"). As your counsel in connection with this transaction, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                             Very truly yours,

                                             /s/ McDermott Will & Emery LLP